Exhibit 5.1

October 21, 2025

Board of Directors

Bunker Hill Mining Corp.

1009 McKinley Ave.

Kellogg, Idaho 83837

Re:	Registration Statement on Form S-1 Relating to Resale of up to 907,905,781 Shares of Common Stock by the Selling Shareholders

Ladies and Gentlemen:

We have acted as counsel to Bunker Hill Mining Corp., a Nevada corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale by the selling shareholders named therein (the “Selling Shareholders”) of up to 907,905,781 shares of common stock, par value $0.000001 per share, of the Company (“Common Stock”), consisting of (i) 431,250,000 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of warrants issued on September 29, 2025 (the “Warrants”); (ii) 25,481,736 shares of Common Stock (the “Compensation Option Shares”) issuable upon the exercise of compensation options issued on September 29, 2025 (the “Compensation Options”); (iii) 17,292,825 shares of Common Stock issued to Sprott Private Resource Streaming & Royalty Corp. (the “Sprott Shares”); (iv) 223,786,706 shares of Common Stock issued on September 29, 2025 to Teck Resources Limited (the “Teck Shares”); (v) 2,309,460 shares of Common Stock issued pursuant to awards granted under the Company’s equity compensation plans (the “Award Shares”); (vi) 207,463,294 shares of Common Stock issued on September 29, 2025 pursuant to private placement transactions (the “Other Private Placement Shares”); and (vii) 321,760 shares of Common Stock issued pursuant to debt restructuring transactions (the “Debt Restructuring Shares” and together with the Sprott Shares, the Teck Shares, the Award Shares, and the Other Private Placement Shares, collectively, the “Issued Shares”). The Issued Shares, the Warrant Shares, and the Compensation Option Shares are collectively referred to herein as the “Offered Shares.”

We have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments, have made such inquiries as to questions of fact of officers and representatives of the Company, and have made such examinations of law as we have deemed necessary or appropriate for purposes of giving the opinions expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies. In conducting our examination of documents, we have assumed the power, corporate or other, of all parties thereto other than the Company to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties. As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

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Bunker Hill Mining Corp.

October 21, 2025

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that (i) the issuance of the Issued Shares was duly authorized; (ii) the Issued Shares are validly issued, fully paid and non-assessable; (iii) when the Warrant Shares have been issued and duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the respective holders, and have been issued by the Company in accordance with the terms of the Warrants, the issuance of the Warrant Shares will have been duly authorized by all necessary corporate action of the Company, and the Warrant Shares will be validly issued, fully paid and nonassessable; and (iv) when the Compensation Option Shares have been issued and duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the respective holders, and have been issued by the Company in accordance with the terms of the Compensation Options, the issuance of the Compensation Option Shares will have been duly authorized by all necessary corporate action of the Company, and the Compensation Option Shares will be validly issued, fully paid and nonassessable..

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

1.	The foregoing opinion is limited to the Nevada Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. 78, including interpretations thereof in published decisions of the Nevada courts, and the federal laws of the United States of America. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

2.	This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any fact or circumstance that may hereafter come to our attention.

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement. We also consent to the reference in the Registration Statement to this firm under the heading “Legal Matters” as the counsel who will pass upon the validity of the Offered Shares. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the SEC thereunder.

Sincerely,

/s/ Davis Graham & Stubbs LLP
Davis Graham & Stubbs LLP